Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
SodaStream International Ltd.:

We consent to the incorporation by reference in this Registration Statement on Form F-1 of SodaStream International Ltd. filed pursuant to Rule 462(b) of the Securities Act of 1933, of our report dated April 8, 2011 relating to the financial statements of SodaStream International Ltd., which appears in the Registration Statement on Form F-1/A (No. 333-173283). We also consent to the references to our firm under the heading “Experts” in the prospectus which is part of the Registration Statement on Form F-1/A (No. 333-173283) incorporated by reference into this Registration Statement.

/s/ Somekh Chaikin

Somekh Chaikin

Certified Public Accountants (lsr.)
Member Firm of KPMG International

Tel Aviv, Israel

April 14, 2011